China Natural Gas Announces $40 Million Financing
-- $20 Million Guaranteed Senior Notes Closed + Incremental $20 Million Arranged --
-- $40 Million in Total Anticipated for Working Capital and LNG/CNG Build Out --

New York, January 30, 2008 (PR Newswire) - China Natural Gas, Inc. (OTC BB: CHNG), one of the leading providers of pipeline natural gas for industrial, commercial and residential use and compressed natural gas (CNG) for vehicular fuel in Xi’an, China, today announced the closing of the first round of a $40 million debt financing with Abax Lotus, an affiliated entity of Abax Global Capital (“AGC”).

Qinan Ji, Chief Executive Officer and Chairman of the Board of the Company, stated “We are very pleased to have entered into the financing agreement with Abax Lotus. This capital will allow us to strengthen our leadership position in China in-line with our strategic growth initiatives, especially our LNG plans. We are also pleased to have Abax Global Capital’s support and look forward to the contribution the firm will make as an experienced investor.”

The net proceeds from the offering will be used for the construction of the Company’s previously announced LNG processing facility in the Shaanxi Province and for the construction and acquisition of additional CNG filling stations throughout Xi’an and other regions of China.

Donald Yang, President of AGC, stated ”We are confident our investment in China Natural Gas will allow the Company to implement its business initiatives and maintain its robust growth trajectory. We look forward to continuing our working relationship with the Company.”

Pursuant to the terms of purchase agreement, the Company issued to AGC 5% Guaranteed Senior Notes due 2014 in the principal amount of RMB 145 million (approximately $20 million) and seven-year warrants exercisable for up to 2.9 million shares of the Company’s common stock at an initial exercise price of US$ 7.3652 per share, which represents a 20% premium to the volume weighted average price for the 15 consecutive trading days ending January 28, 2008. In addition, the Company will issue to AGC an additional 5% Guaranteed Senior Notes due 2014 in the principal amount of RMB 145 million (approximately $20 million) on or before March 3, 2008 subject to the Company meeting certain closing conditions. The Company has also granted AGC an option to purchase up to RMB 73 million (approximately $10 million) in principal amount of its 5% Guaranteed Senior Notes due 2014.

In connection with the sale of the Senior Notes, the Company will enter into an indenture agreement, which requires the Company to pay additional interest at the rate of 3.0% per annum if the Company has not obtained a listing of its common stock on the Nasdaq Global Market, the Nasdaq Capital Market or the New York Stock Exchange one year from the date of issuance and maintained such listing continuously thereafter as long as the Senior Notes are outstanding.

The Company will also enter into an investor rights agreement, a registration rights agreement covering the shares of common stock issuable upon exercise of the warrants and a share pledge agreement. More information can be obtained from the Company’s recently filed Form 8-K.

About China Natural Gas, Inc.

China Natural Gas, Inc., ("CHNG"), is the first China-based natural gas company publicly traded in the US. It currently owns and operates a 120 kilometer long compressed natural gas pipeline in Xi'an, China, a fast growing Chinese city supported by a population of approximately eight million and is the "gateway" to the broad Western regions of China. CHNG has three profitable business segments: end user delivery of natural gas services to residential, commercial and industrial customers; wholesale natural gas to retail natural gas filling stations; and retail natural gas at company-owned natural gas filling stations. The city of Xi'an has approximately 20,000 Taxis, 3,000 buses and 2,000 special purpose vehicles that are powered by compressed natural gas.

This press release may contain forward-looking statements. These statements are based on the current expectations or beliefs of China Natural Gas, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the fluctuation of natural gas prices, the availability of natural gas supplies, changes in governmental regulations and/or economic policies.

About Abax Global Capital:

Abax Global Capital is a leading Hong Kong based investment firm focused on Pan-Asian public and private investments with a particular emphasis on Greater China and South East Asia. AGC’s objective is to invest in and create value for small to mid-sized Asian enterprises, thereby generating returns for all stakeholders. Morgan Stanley Investment Management is a minority shareholder of AGC, an independently managed investment company.

Certain of the statements made herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT
Ashley Ammon MacFarlane & Dan Joseph
Integrated Corporate Relations, Inc.
203-682-8200 (Investor Relations)